Exhibit 99.10

Consent to be Named as a Director

In connection with the filing by ReNew Energy Global pie ofthe Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 ofthe Securities Act, to being named as a nominee to the board ofdirectors ofReNew Energy Global pie. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing ofthis consent as an exhibit to such Registration Statement and any amendments thereto.

Date: June 7, 2021

Name:	Michelle Robyn Grew

Signature:	/s/ Michelle Robyn Grew